                                                                    Exhibit 23.9

                [LETTERHEAD OF INTERNATIONAL DATA CORPORATION]

                                                                April 13, 2000

Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Credit Suisse First Boston has permission to use the following statistics as stated below.

According to IDC, the U.S. market for Web hosting services, (which does not include Internet access services) is estimated to be $1.7 billion in 1999, increasing to $17.6 billion in 2003.

Source: IDC, report 20953 and analyst Melanie Posey

We also believe that complex Web hosting companies will be well positioned to take a significant share of the application service provider (ASP) market, as companies seek to Web-enable their traditional business functions and applications such as customer service, procurement, human resource management and sales force automation. According to IDC, ASP services market is expected to grow to $7.8 billion in 2004.

Source: IDC, report 21780 and analyst Amy Mizoras

Sincerely

/s/ Alexa McCloughan

Alexa McCloughan
Senior Vice President